Exhibit 10.88

ALICO OVERSEAS PENSION PLAN

January 2009

ALICO OVERSEAS PENSION PLAN

1. DEFINITIONS

1.01	“Average Final Compensation” shall mean the average annual Compensation of a Participant during the 3 consecutive years in the last 10 years of his Credited Service affording the highest such average, or during all of the years of his Credited Service if less than 3 years.

1.02	“Board of Directors” shall mean the Board of Directors of American Life Insurance Company, Inc.

1.03	“Break in Continuous Service” shall have the meaning set forth in Section 4.03

1.04	Company” shall mean American Life Insurance Company, Inc. (ALICO) or any successor by merger, purchase or otherwise, with respect to its Employees who are Participants.

1.05	“Compensation” shall mean the regular remuneration paid to an Employee for service rendered to the Company or Participating Company, as applicable, excluding by way of example and not by way of limitation, any commissions, premium pay, shift differential, foreign service allowance, bonuses and pay for overtime or special pay, and excluding the Company’s or Participating Company’s cost for any public or private employee benefit plan including this Plan, under rules uniformly applicable to all Employees similarly situated. Notwithstanding any other provision of the Plan to the contrary, compensation for personal services rendered in the United States while a U.S. taxpayer, a resident of the United States or a green card holder, or while a United States citizen shall not be recognized as “Compensation” under the Plan.

1.06	“Continuous Service” is used to determine whether a Participant is vested and shall mean all service as an Employee as provided in Article 4, or since last becoming an Employee in the event his prior service is disregarded pursuant to Section 4.03.

1.07	“Credited Service” is used to determine a Participant’s benefit and whether a Participant is eligible for Early Retirement and shall mean service credited under the Plan as provided in Article 3.

1.08	“Effective Date” shall mean January 1, 1964. With regard to a person who becomes an Employee by admission of his employer to the Plan on or after January 1, 1964, “Effective Date” shall mean the date of such admission.

1.09	“Employee” shall mean a salaried person who is employed by the Company or a Participating Company who is not eligible for participation in the American International Group, Inc. Retirement Plan (and would not be eligible upon satisfaction of the American International Group, Inc. Retirement Plan age and service requirements), who is regularly employed on a full time basis by the Company or a Participating Company outside the United States, and who receives regular stated compensation other than hourly or pension pay. Every person who works for at least 20 hours a week and for at least 6 months a year shall be a full time Employee. The ALICO Benefit Committee or its designee shall select and approve participation in the Plan among those who are eligible. An Employee who is selected by the ALICO Benefit Committee or its designee cannot be a member or accrue a benefit if he is an American citizen, green card holder, resident of the United States or a US taxpayer.

1.10	“Home Country” shall mean the country in which the Participants is a citizen; provided however, that in the event a Participant is a citizen of more than one country, the ALICO Benefit Committee, or its designee in its sole discretion, shall determine which county shall be deemed the Participant’s Home Country.

1.11	“Normal Retirement Date” shall mean the first day of the calendar month coincident with or next following the 65th anniversary of an Employee’s birth and completion of 5 years of Plan participation.

1.12	“Participant” shall mean any eligible Employee who becomes a Participant in the Plan in accordance with Article 2. Where so indicated in the context, “Participant” also refers to a person who is no longer accruing Credited Service but who has attained pension eligibility under this Plan at the date he ceased to accrue Credited Service, including a person who is retired and is receiving or is entitled to receive pension benefits described in this Plan.

1.13	“Participating Company” shall mean a company which is participating in the Plan pursuant to Article 7 with respect to its Employees who are Participants.

1.14	“Plan” shall mean ALICO Overseas Pension Plan.

1.15	“ALICO Benefit Committee” shall mean the managing board of the Plan as provided in Article 8.

1.16	“Social Security Benefit” shall mean the old age, survivors, retirement and other benefits paid by a governmental system similar to the U.S. Social Security. However, the term “Social Security Benefit” shall not include benefits payable under the U.S. Social Security System. It shall include benefits provided from any compulsory programs such as the AGIRC and UNIRS systems in France, or the Canadian Pension Plan/Quebec Pension Plan and the Canadian Old Age Security Act. It shall also include the portion attributable to Company or Participating Company contributions (including interest thereon, if applicable) to mandated plans including, but not limited to, those in Argentina, Australia, Chile, Hong Kong and Singapore. If the employee has not reached the age on which he would be entitled to receive an unreduced Social Security Benefit on the date he retires, his Social Security Benefit will be computed assuming he remains in service to age 65 at his last rate of compensation.

1.17	“Vesting” shall mean the point in time when an Employee has earned a nonforfeitable benefit under the Plan. An Employee vests in the Plan upon the completion of five years of Vesting Service.

1.18	“Vesting Service” shall mean a Participant’s period of Continuous Service while a Participant in the Plan.

2. PARTICIPATION

2.01

Each Employee shall become a Participant in the Plan, provided that the ALICO Benefit Committee or its designee has approved such Employee to be a Participant, as of the first day of the calendar month coincident or following the latest of (i) the date he completes six months of Continuous Service, (ii) the 21st anniversary of his birth, (iii) January 1, 1986, or (iv) effective on or after July 1, 2007, the date of participation designated by the ALICO Benefit Committee or its designee. Notwithstanding the above, an Employee will be a Participant for any period of time he participated while the Plan was contributory prior to January 1, 1986.

2.02	An Employee’s participation in the Plan shall continue during any period of disability salary continuance, weekly disability income benefits and/or any period during which the Participant is in receipt of benefits under a long-term disability program sponsored by the Company or a Participating Company or otherwise mandated by law. During any such period, Continuous Service and Credited Service shall continue to accrue, and the Employee shall be credited with compensation at his rate of compensation immediately prior to commencement of such benefit.

2.03	A non-vested Employee’s participation in the Plan shall terminate if he incurs a Break in Continuous Service as defined in Section 4.03. Participation shall be continued during a period while on leave of absence from service approved by the Company or a Participating Company, but no benefit accruals shall be allowed with respect to such period unless a leave of absence is due to required service in the Armed Forces in the country of his residence or citizenship, in which event credit may be allowed thereof as provided in Section 3.02.

2.04

Notwithstanding anything contained herein to the contrary, any Participant who would otherwise become ineligible to continue his participation in the Plan because of a transfer to an ineligible position within the Company or a Participating Company or any other employer in which the Company is by the ALICO Benefit Committee deemed to have sufficient interest, shall remain a Participant and all rights under the Plan shall continue as if all of his service in the employ of such employer subsequent to the date of transfer constituted Continuous Service under the Plan and Credited Service, but only if the Participant had earned five (5) or more years of Vesting Service prior to becoming ineligible to continue participation in the Plan. The Participant’s compensation used in the computation of his Average Final Compensation shall include such compensation received from such subsequent employer as would have been included had the service been rendered to the Company (except as provided in the last sentence of Section 1.05); provided such Participant had earned five (5) or more years of Vesting Service prior to becoming ineligible to continue participation in the Plan. In all other cases, if a Participant becomes ineligible to continue participation in the Plan, such Participant’s Continuous Service, Credited Service and Compensation shall cease to be credited under the Plan.

2.05	Each Participant, before any benefit shall be payable to him or on his account under the Plan, shall file with the ALICO Benefit Committee such information as it shall require to establish his rights and benefits under the Plan.

3. CREDITED SERVICE

3.01	Except as provided in Section 2.04, all Continuous Service as an Employee rendered after he becomes a Participant shall be Credited Service under the Plan. In addition, if the Participant has earned at least five (5) years of Vesting Service, then all service in the employ of the Company (except such Employee’s first six months of service) shall be Credited Service except as set forth in the paragraph immediately below. Service shall also be credited for periods during which Participants are in receipt of long term disability benefits under a program administered by the Company as provided in Section 2.02.

Notwithstanding the foregoing, a Participant (1) who becomes an Employee after December 31, 1990 shall not receive Credited Service for service rendered prior to his 21st birthday, or (2) who became an Employee after December 31, 1975 and prior to January 1, 1991 shall not receive Credited Service for service rendered prior to his 25th birthday, or (3) who became an Employee prior to January 1, 1976 shall not receive Credited Service for service rendered prior to his 30th birthday.

Notwithstanding any other provision of the Plan to the contrary, Credited Service shall not be credited for a period of employment rendered in the United States while a U.S. taxpayer, a resident of the United States or a green card holder, or while a citizen of the United States.

3.02	If an Employee shall have been absent from the service of the Company or a Participating Company because of required service in the Armed Forces of the country of his residence or citizenship and if he shall have returned to the service of the Company or a Participating Company within 90 days either (i) after having become entitled to release from active duty in the Armed Forces of the country of his residence or citizenship or (ii) after the termination of any hospitalization that commenced prior to discharge and continuing after discharge for a period of not more than one year, such absence shall not count as a break in Continuous Service. The period of any such absence occurring on or after the Effective Date of the Plan shall, upon direction of the Board of Directors uniformly applicable to all Employees similarly situated, be considered as Continuous Service with the Company with compensation at the Participant’s rate of compensation in effect immediately prior to such absence.

4. CONTINUOUS SERVICE

4.01	Except as hereinafter provided or as provided in Section 2.04, all service with the Company and with any corporation or other business entity of the Company (including a Participating Company), rendered by an Employee, whether as a Participant or otherwise, prior to his retirement shall be Continuous Service for the purposes of the Plan. An Employee’s Continuous Service shall be measured in years and months with each partial month of Continuous Service treated as one full month.

4.02	With respect to a person who was employed by the Company or a Participating Company on January 1, 1986, Continuous Service for service rendered prior to that date shall be equal to the Continuous Service recognized on his account through that date under the provisions of the Plan as then in effect.

4.03	There shall be a Break in Continuous Service for any period for which an individual is not employed by the Company or a Participating Company except for reasons of disability or military service. Any service rendered prior to the Break in Continuous Service shall be excluded from the Employee’s Continuous Service and Credited Service if the continuous period of separation equals or exceeds the greater of (i) five (5) years or (ii) the Employee’s period of Continuous Service credited under the Plan prior to the commencement of the separation; provided that the Employee was not vested when the period of separation from employment commenced. In addition, such Employee shall be treated as a new Employee for purposes of determining if he has five (5) years of participation in the Plan. Except as otherwise provided in Section 5.06, in all other cases, the Employee’s period of Credited Service, Continuous Service and Plan participation shall be restored if the Employee is rehired and again becomes a Participant in the Plan.

4.04	If any former Participant is reemployed after incurring a break in Continuous Service, he shall again become a Participant for purposes of the Plan as of the date he completes a year of Continuous Service. If his prior Credited Service and Continuous Service are restored pursuant to Section 4.03, he shall become a Participant retroactively to his date of rehire. Otherwise, his participation shall be retroactive to the first of the month following six months of Continuous Service.

5. BENEFITS

5.01	Normal Retirement Allowance

(a)	A Participant who retires upon reaching his Normal Retirement Date shall receive a normal retirement allowance commencing on his Normal Retirement Date. The normal retirement allowance for a Participant who is not married shall be equal to the basic retirement allowance computed under Section 5.01(b) in the form of a single life annuity. The normal retirement allowance for a married Participant shall be the 50% Joint & Survivor Annuity option described in Option 3 of Section 5.07 with the Participant’s spouse named as contingent annuitant which is of equivalent actuarial value to the basic retirement allowance for an unmarried Participant.

(b)	The annual basic retirement allowance shall be equal to (i) less the sum of (ii), (iii), (iv), (v), (vi) and (vii) as follows:

(i)	1- 3/4% of the Participant’s Average Final Compensation multiplied by the number of his years of Credited Service after January 1, 1966 limited to a total of 40 years, less

(ii)

1 3/7% of any Social Security Benefit determined by the ALICO Benefit Committee to be payable to a single person (who is the same gender as the Participant) which the Participant would receive upon proper application to the appropriate governmental entity multiplied by the number of years of his Credited Service limited to 35 years, less

(iii)	The actuarial equivalent of the portion of any Provident Fund attributable to Company or Participating Company contributions, less

(iv)	An amount of equivalent actuarial value to any termination indemnity or severance allowance that the Company or Participating Company must pay under any applicable law or labor agreement, not including the American International Group, Inc. Executive Severance Policy or any individually negotiated severance or employment agreement, less

(v)	The actuarial equivalent of the Company’s and Participating Company’s contributions and earnings thereon to a defined contribution plan whether sponsored by the Company or a Participating Company or mandated by laws, and less

(vi)	The actuarial equivalent of the amount due a participant from a defined benefit plan sponsored by the Company or a Participating Company.

(c)	Notwithstanding the foregoing, upon the later of the completion of 5 years of participation in the Plan or the date the Participant is credited with 5 or more years of Continuous Service outside his Home Country, a Participant will receive a benefit which is the greater of (1) his benefit calculated under the formula set forth in (b) above or (2) a benefit equal to 1.75% of his Average Final Compensation multiplied by the number of his years of Credited Service earned while participating in the Plan while not accruing a Company or Participating Company funded pension or retirement benefit (including both defined benefit and defined contribution benefits) under another such plan sponsored by the Company or a Participating Company.

The minimum benefit a Participant will receive is $100 per month (when paid as a single life annuity), proportionately reduced for less than 10 years of Credited Service.

(d)	A Participant who retires after his Normal Retirement Date shall receive a normal retirement allowance commencing on the first day of the month following his retirement. The amount of such normal retirement allowance shall be equal to the greater of (i) the annual basic retirement allowance computed under Section 5.01(b) or (c) above (whichever is larger), taking into account compensation and Credited Service after Normal Retirement Date, or (ii) the equivalent actuarial value of the annual normal retirement allowance which would have been payable to the Participant if he had retired on his Normal Retirement Date.

5.02	Early Retirement Allowance

(a)

A Participant who has not reached his Normal Retirement Date but who has reached the 55th anniversary of his birth while an Employee and has completed 10 years of Credited Service shall be retired from service on an early retirement allowance on the first day of the calendar month next following receipt by the ALICO Benefit Committee of written application therefore made by the Participant.

(b)	The annual early retirement allowance shall be a deferred allowance commencing on the Participant’s Normal Retirement Date and shall be computed as a normal retirement allowance on the basis of his Average Final Compensation and Credited Service at the time of early retirement (except as hereinafter provided), provided that at the time of retirement, the Participant may elect to receive an early retirement allowance commencing on his early retirement date or at any time thereafter, but not later than his Normal Retirement Date. In the case of a Participant who was 54 years of age or older on January 1, 2006, the amounts computed under Sections 5.01(b)(i) and (ii) and the amount computed under Section 5.01(c) shall be reduced by 3% for each year by which such commencement date precedes his Normal Retirement Date. In the case of an individual who was younger than 54 years of age on January 1, 2006, the amounts computed under Sections 5.01(b)(i) and (ii) and the amount computed under Section 5.01(c) shall be reduced by 5% for each year by which such commencement precedes his Normal Retirement Date, except that the reduction will be 4% per year if the individual has attained age 60 and 25 years of Credited Service at the time the benefit commences or 3% per year if the individual has attained age 60 and has 30 years of Credited Service at the time the benefit commences.

Notwithstanding the foregoing, in the case of an individual who was younger than 54 years of age on January 1, 2006, an early retirement allowance computed as follows shall be payable to the Participant if it is larger than the amount computed in the previous sentence. Such early retirement allowance shall be computed by replacing the amounts computed under Sections 5.01(b)(i) and (ii) and the amount computed under Section 5.01(c) (reduced in accordance with the foregoing to reflect early commencement) with the sum of the corresponding amounts computed under (i) and (ii) below:

(i)	The amounts computed under Section 5.01(b)(i) and (ii) and the amount computed under Section 5.01(c) reflecting the Participant’s Years of Credited Service, Average Final Compensation and Social Security Benefit as of December 31, 2005 reduced by 3% for each year by which such commencement date precedes his Normal Retirement Date; and

(ii)	The amounts computed under Section 5.01(b)(i) and (ii) and the amount computed under Section 5.01(c) reflecting the Participant’s Years of Credited Service, Average Final Compensation and Social Security Benefit earned after December 31, 2005 to the Participant’s Early Retirement Date reduced by 5% for each year by which such commencement precedes his Normal Retirement Date, except that the reduction will be 4% per year if the individual has attained age 60 and 25 years of Credited Service at the time the benefit commences or 3% per year if the individual has attained age 60 and has 30 years of Credited Service at the time the benefit commences.

In computing an amount under Section 5.01(b)(i) under this (ii), the Participant’s Years of Credited Service will not exceed 40 years less the number of Years of Credited Service the Participant had earned as of December 31, 2005. In computing an amount under Section 5.01(b)(ii) under this (ii), the Participant’s Years of Credited Service will not exceed 35 less the number of Years of Credited Service the Participant had earned as of December 31, 2005.

(c)	In the event that the Participant is not eligible to receive a benefit from another Company-sponsored plan or mandated plan but will receive such a benefit upon attainment of a later age, no offset will be calculated for such benefit until the Participant is eligible to receive such benefit (at which time the offset will be calculated in accordance with Section 5.01(b)).

5.03	Disability Retirement Allowance

(a)	A Participant who has not reached his Normal Retirement Date but who has completed five years of Credited Service shall be retired on a disability retirement allowance on the first day of a calendar month not less than 30 nor more than 90 days next following receipt by the ALICO Benefit Committee of written application therefore made by the Participant, provided a physician or physicians designated by the ALICO Benefit Committee shall certify, and the ALICO Benefit Committee shall find, that such Participant is totally incapacitated, mentally or physically, for the further performance of duty, and that such incapacity is likely to be permanent.

A Participant may not retire under this Section 5.03, however, while in receipt of disability salary continuance, weekly disability income benefits or long term disability benefits under a program sponsored by the Company or a Participating Company or otherwise mandated by law. During any such period, Continuous Service and Credited Service shall continue to accrue, and the Employee shall be credited with compensation at his rate of compensation immediately prior to commencement of such benefit.

(b)	The disability retirement allowance per annum shall be a retirement allowance computed as a normal retirement allowance on the basis of the Participant’s Average Final Compensation and Credited Service at the time of disability retirement.

The reduction for Social Security Benefits provided in Section 5.01(b)(ii) shall begin when the Participant first becomes eligible for an unreduced old age or disability insurance benefit under the applicable Social Security law (regardless of whether or when such benefit actually commences to be paid).

Any amounts which may be paid or payable on account of disability to a Participant or his dependents as the result of premiums, taxes or contributions paid by the Company or Participating Company under any Workers’ Compensation Law or policy or plan similar to Workers’ Compensation, whether self-insured or otherwise, exclusive of fixed payments pursuant to Workers’ Compensation or similar policies or plans for the loss of any bodily member, may be offset against and payable in lieu of that part of his disability retirement allowance provided under the Plan by Company or Participating Company contributions on account of the same disability, in such equitable manner as the ALICO Benefit Committee shall determine.

(c)

Once each year, the ALICO Benefit Committee may require any Participant receiving a disability retirement allowance who has not reached his Normal Retirement Date to undergo a medical examination by a physician or physicians designated by the ALICO Benefit Committee, such examination to be made at a place mutually agreed upon. Should any such Participant refuse to submit to such medical examination, the part of his disability retirement allowance provided by Company or Participating Company contributions shall be discontinued until his withdrawal of such refusal; and should his refusal continue for a year, all rights in and to the disability retirement allowance shall cease, and the election of an optional benefit if one has been elected shall be of no further effect, but he shall in any event be entitled to a vested retirement allowance under Section 5.04. If the ALICO Benefit Committee finds from such medical examination or otherwise that the disability of a Participant receiving a disability retirement allowance who has not reached his Normal Retirement Date has been removed and that he gained his earning capacity, in whole or in part, the part of his disability retirement allowance provided by Company or Participating Company contributions shall be discontinued or reduced proportionately until he shall reach his normal retirement age provided that he shall be entitled to have his original disability retirement allowance restored in whole or in part prior to his Normal Retirement Date if, on the basis of a medical examination by a physician or physicians designated by the ALICO Benefit Committee, the ALICO Benefit Committee finds that he has again lost earning capacity because of the same disability.

5.04	Vested Retirement Allowance

(a)	A Participant who has not reached his Normal Retirement Date but who has completed five years of Vesting Services and then separates from service shall, be entitled to a vested retirement allowance in an amount calculated under Section 5.04(d).

(b)	The vested retirement allowance shall be a deferred allowance commencing on the Participant’s Normal Retirement Date and shall be computed as a normal retirement allowance on the basis of his Average Final Compensation and Credited Service at the time of termination.

(c)	A Participant who has ten years of Credited Service and is not eligible for early retirement under Section 5.02(a) may elect to have his benefit commence at any time after he would have been eligible for an early retirement allowance had he remained in the service of the Company, but not later than his Normal Retirement Date.

(d)

In the event the election under Section 5.04(c) is made, the vested retirement allowance shall be computed under Section 5.01(b) or Section 5.01(c), as applicable, and the amounts computed under Section 5.01(b)(i) and (ii) or Section 5.01(c) shall be reduced by 1/15th for each of the first five years and 1/30th for each of the next five years by which such commencement date precedes his Normal Retirement Date and the amount computed under Section 5.01(b)(ii) shall be computed by projecting the Participant’s years of Credited Service to Normal Retirement Date (but not in excess of 35 years) and multiplying such amount by a fraction, the numerator of which is the Participant’s actual years of Credited Service at termination of employment and the denominator of which is the years of Credited Service the Participant would have had at Normal Retirement Date if the Participant had continued in employment to such date.

(e)	In the event that the Participant is not eligible to receive a benefit from another Company-sponsored plan or mandated plan but will receive such a benefit upon attainment of a later age, no offset will be calculated for such benefit until the Participant is eligible to receive such benefit (at which time the offset will be calculated in accordance with Section 5.01(b)).

5.05	Death Benefit

(a)	If a Participant should die while an Employee and prior to his annuity commencement date after having completed five years of Vesting Service, his surviving spouse, upon submitting proof of death satisfactory to the ALICO Benefit Committee, shall receive a death benefit under this Section. In addition, in order to be eligible for a death benefit under this Section, the spouse must be married to the Participant for a minimum of 6 (six) months.

(b)	If a Participant should die while an Employee, the death benefit shall be equal to the greater of (i) 40% of the Participant’s projected retirement allowance payable in the form of a single life annuity computed as if he had retired on his Normal Retirement Date on the basis of his Average Final Compensation at the time of his death, reduced by 2% for every year that the surviving spouse is more than five years younger than the Participant, (ii) one-half of the Participant’s allowance calculated as an early retirement allowance payable immediately upon the assumed retirement date in the form of a 50% joint and survivor annuity and assuming retirement on the date of death or, if later, upon the attainment of age fifty-five (55) or age sixty-five (65) if the Participant has less than ten years of Credited Service, or (iii) in the case of a Participant who continues in service beyond his Normal Retirement Date, an amount computed as if Option 2 in Section 5.07 (100°/0 Joint & Survivor Annuity) had been elected by the Participant and was in effect on the date of his death.

The death benefit shall be payable in monthly installments commencing with the first day of the month following the month in which the Participant dies; provided, however, that any benefit payable pursuant to (b)(ii) above shall not be payable earlier than the first day of the month following the date the Participant would have attained age fifty-five (55) or age sixty-five (65) if such Participant has less than ten years of Credited Service. The death benefit payable hereunder shall cease as of the first day of the month in which the surviving spouse dies.

(c)	In the event a Participant is retired from service (or terminates employment with a vested retirement allowance) at any time prior to his Normal Retirement Date and dies prior to commencement of his retirement allowance, then his spouse shall receive an allowance for the life of said spouse at the rate of one-half of the allowance that would have been paid the Participant had he elected to have his early retirement allowance commence as of the date of his death in the form of a 50% Joint & Survivor Annuity with his spouse named as beneficiary or as of his earliest retirement date, if he was not eligible to commence benefits as of his date of death.

(d)	The payment of a death benefit to a surviving spouse pursuant to this Section 5.05 shall not reflect a reduction pursuant to Section 5.01(b)(ii) until such spouse is eligible for Social Security benefits.

5.06	Payment of Retirement Allowance

Each retirement allowance shall be payable in monthly installments ceasing with the last monthly payment prior to death of the Participant entitled thereto, except if and otherwise required as a survivorship payment under the normal retirement allowance or by an option in effect under the Plan. A lump sum payment of equivalent actuarial value shall be made in lieu of all benefits of a Participant where such value is less than $10,000.00. If a Participant receives a lump sum payment, all of such Participant’s Credited Service under the Plan for benefit computation purposes shall be canceled. Consequently, if such Participant is reemployed and re-enters the Plan, his prior Vesting Service shall be restored and his prior years of Credited Service for benefit computation purposes shall be zero, but shall be restored for purposes of eligibility for Early Retirement.

All retirement allowances, under normal retirement or otherwise, shall be payable in U.S. dollars or in such other currency as shall from time to time be determined by the ALICO Benefit Committee.

5.07	Optional Form of Retirement Allowance

Any Participant may, by written notice duly acknowledged by him and received by the ALICO Benefit Committee within the 90-day period ending on his annuity starting date, elect to convert his retirement allowance payable as a single life annuity (if he is unmarried) or his retirement allowance payable as a 50% Joint & Survivor Annuity (if he is married) into an optional form of benefit of equivalent actuarial value in accordance with one of the options named below.

Option 1: Single Life Annuity.

The basic retirement allowance payable during the life of the Participant; or

Option 2: 100% Joint & Survivor Annuity.

An adjusted retirement allowance payable during the Participant’s life, with the provision that after his death, it shall be paid during the life of, and to, the contingent annuitant nominated by him by written designation duly acknowledged and filed with the ALICO Benefit Committee when he elected the option; or

Option 3: 75% Joint & Survivor Annuity.

An adjusted retirement allowance payable during the Participant’s life, with the provision that after his death, an allowance at three-quarters the rate of his reduced allowance shall be paid during the life of, and to, the contingent annuitant nominated by him by written designation duly acknowledged and filed with the ALICO Benefit Committee when he elected the option; or

Option 4: 50% Joint & Survivor Annuity.

An adjusted retirement allowance payable during the Participant’s life, with the provision that after his death, an allowance at one-half the rate of his reduced allowance shall be paid during the life of, and to, the contingent annuitant nominated by him by written designation duly acknowledged and filed with the ALICO Benefit Committee when he elected the option; or

Option 5: Life and 10 Year Certain.

An adjusted retirement allowance payable during the Participant’s life, but guaranteed for a period of ten years or, if lesser, a period of years not extending beyond the life expectancy of the Participant and the designated beneficiary, beginning on the annuity commencement date. If a Participant dies before expiration of the guaranteed period certain, payment shall be continued to the extent provided in the preceding sentence to a designated beneficiary (other than the Participant’s estate).

For all period certain distributions payable under the Plan, if the Participant’s estate is the designated beneficiary or is the beneficiary as a result of the absence of a surviving designated beneficiary, the estate shall be paid, at the estate’s election, either a lump sum equal to the commuted value of the Participant’s guaranteed period certain payments or in the form of the periodic allowance being paid prior to the Participant’s death for the remainder of the guaranteed period certain. If the designated beneficiary should die while further payments are due and after having received at least one (1) payment, such further payments shall be paid to any person designated by the Participant as an alternate surviving beneficiary, or in the absence of an alternate surviving beneficiary, the commuted value of such payment shall be paid to the estate of the last surviving beneficiary in a single lump sum.

5.08	Restoration of Retired Participant to Service

Except to the extent otherwise required under Section 5.06 or as hereinafter provided, if a Participant returns to employment with the Company or a Participating Company, his retirement allowance shall be suspended during each calendar month of such employment. In the case of a Participant who received monthly retirement allowance payments, upon his subsequent retirement or termination of employment, his annual basic retirement allowance shall be recomputed, based on his retirement allowance accrued during his Plan participation prior and subsequent to such return to employment and reduced to reflect the equivalent actuarial value of retirement allowance payments previously received by him. Section 5.06 shall apply in the case of a Participant who had previously received a lump sum distribution. For this purpose, equivalent actuarial value shall be determined using the interest rate and mortality table used for this purpose under the American Life Insurance Company, Inc. Retirement Plan. Notwithstanding the foregoing, the retirement allowance of a Participant who is reemployed on an hourly basis shall not be suspended by reason of such reemployment unless and until such Participant is reemployed in an employment classification that is eligible to accrue benefits under the Plan.

6. UNFUNDED PLAN

The Plan is unfunded, and there are no segregated Plan assets; provided, however, that the Company or a Participating Company may purchase an annuity (to be held in its own name) to make regular payments to a retiree. The Company and Participating Companies intend to pay benefits pursuant to the terms of the Plan from their general assets.

7. PARTICIPATING COMPANIES

If any company is now or hereafter becomes a subsidiary or affiliated company of the Company, the Retirement Board may include the employees of such subsidiary or affiliated company in the membership of the Plan. In such event, or if any persons become Employees of the Company or of a Participating Company as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the ALICO Benefit Committee shall determine to what extent, if any, credit and benefits shall be granted for previous service with such subsidiary, affiliated or other company.

8. ADMINISTRATION OF THE PLAN

8.01	The operation and administration of the Plan and the responsibility for carrying out the provisions hereof shall be placed in a ALICO Benefit Committee of not less than three members who shall be appointed from time to time by the Board of Directors.

8.02	Any person appointed a member of the ALICO Benefit Committee shall signify his acceptance by filing written acceptance with the Board of Directors. Any member of the ALICO Benefit Committee may resign by delivering his written resignation to the Board of Directors or to the Secretary of the ALICO Benefit Committee who shall transmit same to the Board of Directors, and such resignation shall become effective at delivery or at any later date specified therein.

8.03	The members of the ALICO Benefit Committee shall elect from their number a Chairman and shall appoint a Secretary, who may be but need not be one of the members of the ALICO Benefit Committee. Subject to the direction of the Board of Directors, the ALICO Benefit Committee shall be authorized to allocate part or all of its responsibilities with respect to the Plan to or among one or more of its members and to vest such members with joint or several authority to carry out such responsibilities.

The ALICO Benefit Committee may appoint from their number such committees with such powers as they shall determine, may authorize one or more of their number or any agent to make any payment in their behalf, or to execute or deliver any instrument, may retain or appoint such counsel, accountants and actuaries and may employ such agents, clerical and medical services as they may require in carrying out the provisions of the Plan; and may by written instrument designate other persons to carry out any of its duties and responsibilities under the Plan; provided, however, that any such duties or responsibilities thus allocated must be described in the written instrument. If a person other than an Employee of the Company or a Participating Company in the Plan is so designated, such person must acknowledge in writing his acceptance of the duties and responsibilities allocated to him.

If the ALICO Benefit Committee delegates its authority to select Employees for membership and approve their membership in the Plan, the delegee shall provide annual reports to the ALICO Benefit Committee of the Employees selected for membership and their dates of membership. If there is any issue regarding the membership or potential member of an Employee, the delegee shall refer the matter to the ALICO Benefit Committee.

8.04	The ALICO Benefit Committee shall hold meetings upon such notice, at such place or places, and at such time or times as they may from time to time determine.

8.05	A majority of the members of the ALICO Benefit Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the

ALICO Benefit Committee may be made whether by the vote of a majority of the ALICO Benefit Committee present at a meeting or in writing signed by a majority of the members at the time in office without a meeting.

8.06	No member of the ALICO Benefit Committee who is also an Employee of the Company shall receive any compensation for his services as such. Except as otherwise provided in Section 412 of the Act, no bond or other security need be required of any member in any jurisdiction.

8.07	Subject to the limitations of the Plan, the ALICO Benefit Committee from time to time shall establish rules for the administration of the Plan and the transaction of its business. The ALICO Benefit Committee shall have the authority to interpret the Plan and to decide any and all matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies or omissions. All interpretations, determinations and decisions of the ALICO Benefit Committee in respect of any matter hereunder shall be finally conclusive and binding on all parties affected thereby.

8.08	The members of the ALICO Benefit Committee, the Company, each Participating Company and the officers and directors shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any actuary approved by the ALICO Benefit Committee, upon all certificates and reports made by any accountant selected or approved by the ALICO Benefit Committee, and upon all opinions given by any legal counsel selected or approved by the ALICO Benefit Committee, and the members of the ALICO Benefit Committee, the Company, each Participating Company and the officers and directors shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any tables, valuations, certificates, reports, opinions, or other advice, furnished by any such actuary, accountant, or counsel, and all action so taken or suffered shall be conclusive upon each of them and upon all parties affected thereby.

The members of the ALICO Benefit Committee shall use ordinary care and diligence in performance of their duties, but no member shall be personally liable by virtue of any contract, agreement, bond or other instrument made or executed by him or on his behalf as a member of the ALICO Benefit Committee, nor for any loss unless resulting from his own gross negligence or willful misconduct. The Company shall indemnify and save harmless each and all of the members of the ALICO Benefit Committee against and from all loss, cost, damage and expenses arising out of or connected with their actions or failures as members of the ALICO Benefit Committee, provided such act or failures shall have been done and made in good faith and shall not have constituted willful misconduct or gross negligence.

9. CERTAIN RIGHTS AND LIMITATIONS

9.01	The Company may amend in whole or in part any or all of the provisions of the Plan and may do so retroactively if deemed necessary or appropriate to conform with governmental regulations. The Company may terminate the Plan for any reason at any time. In case of termination or partial termination of the Plan, benefits accrued under the Plan by Participants affected by such termination or partial termination shall become fully vested and nonforfeitable.

9.02	The establishment of the Plan shall not be considered as conferring any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company or a Participating Company to discharge any Participant and to treat him without regard to the effect which such treatment might have upon him as a Participant of the Plan.

9.03	In the event of the death of a Participant, beneficiary, or contingent annuitant not survived by a person designated to receive any payment then due, or in the event that the ALICO Benefit Committee shall find that a Participant or other person entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor or has died, the ALICO Benefit Committee may direct that any benefit payment due him unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefore.

10. OTHER PROVISIONS

10.01

Subject to the applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, except as specifically provided in the Plan, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the persons entitled to such benefit; and in the event that the ALICO Benefit Committee shall find that any

Participant, beneficiary or contingent annuitant under the Plan has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign., pledge, encumber or charge any of his benefits under the Plan except as specifically provided in the Plan, then such benefit shall cease and terminate, and in that event the ALICO Benefit Committee shall hold or apply the same to or for the benefit of such Participant, beneficiary or contingent annuitant, his spouse, children, parents or other blood relatives, or any of them.

11. CONSTRUCTION

11.01	The Plan shall be construed, regulated and administered under the laws of Bermuda.

11.02	The masculine pronoun shall mean the feminine wherever appropriate.